                                                                     EXHIBIT 2.3


                       SECOND AMENDMENT AND ACKNOWLEDGMENT
                              TO PURCHASE AGREEMENT


         This Second Amendment and Acknowledgment to Purchase Agreement ("Second Amendment") is entered into this 31st day of August 2005 by and among Risk Management Alternatives Parent Corp., Risk Management Alternatives Holdings, Inc., Risk Management Alternatives International Limited, Resource Recovery Consultants, Inc., RMA Intermediate Holdings Corporation, RMA Management Services, Inc., Risk Management Alternatives International Corp. Canada, National Revenue Corporation, Risk Management Alternatives, Inc., Risk Management Alternatives Portfolio Services, LLC, RMA Holdings LLC, Purchased Paper LLC, Risk Management Alternatives Solutions LLC (collectively "Seller Parties") and NCOP Capital Resource LLC ("Purchaser").

         WHEREAS, on July 6, 2005 Seller Parties and Purchaser executed a certain Purchase Agreement which provides for the sale of substantially all of the Seller Parties' assets to Purchaser (as amended by the First Amendment and Acknowledgment to Purchase Agreement, dated August 23, 2005, the "Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein have the meanings provided in the Purchase Agreement.

         WHEREAS, in order to better reflect the intent of the parties, the parties are desirous of amending certain provisions of the Purchase Agreement and setting forth certain acknowledgments relating thereto, in each case as provided herein.

         NOW THEREFORE, with the foregoing background being incorporated by reference herein and, intending to be legally bound hereby, the parties hereto agree as follows:

         A. Amendments

                  1. The reference to "September 2, 2005" in Section 2.1(b) of the Purchase Agreement is deleted and replaced with a reference to "September 9, 2005".

                  2. Clause (iii) of Section 2.3(a) of the Purchase Agreement is deleted and replaced with the following:

         (iii) on the Closing Date, Purchaser shall pay by wire transfer of immediately available funds to Parent, or as otherwise directed by Parent (as agent for both Parent and the Subsidiaries), (A) the remainder of the Base Amount (i.e., the Base Amount less the Deposit Amount (and any interest accrued on the Deposit Amount)), (B) plus or minus the Estimated WC Adjustment in accordance with the provisions set forth in Section 2.4(b)(ii) hereof, (C) minus the Estimated Revenue Adjustment Amount, if any, (D) minus the Portfolio Collections Amount, if any and (E) minus the Estimated Cash Adjustment Amount (the aggregate result of the foregoing, the "Closing Payment").

                  3. Section 2.4(a) of the Purchase Agreement is deleted and replaced with the following:

         (a) Portfolio Collections Adjustment.

         The Purchase Price shall be reduced, dollar for dollar, for all portfolio collections received in respect of the Accounts by any Seller Parties on or after August 1, 2005 through August 31, 2005, net of (i) related servicing fees charged by any Seller Parties pursuant to agreements set forth on Schedule 2.4(a) to the Seller Disclosure Letter and consistent with past practice and (ii) other administrative costs incurred consistent with past practice (such result, the "Portfolio Collections Amount"). In connection with the foregoing, the books and records of the Seller Parties shall be closed as of July 31, 2005 in a manner consistent with past practice.

                  4. Notwithstanding anything to the contrary in Section 2.4(b) or otherwise of the Purchase Agreement, for purposes of determining the Closing Payment and Purchase Price, Working Capital shall be measured as of the close of business on August 31, 2005.

                  5. Section 2.4(d) of the Purchase Agreement is deleted and replaced with the following:

         (d) Cash Adjustment.

         (i) Prior to Closing, Parent shall prepare and deliver to Purchaser a good faith estimate of the Cash Adjustment Amount as of the Closing Date (the "Estimated Cash Adjustment Amount").

         (ii) Within sixty (60) Business Days after Closing, Parent shall prepare and deliver to Purchaser a good faith calculation of the Cash Adjustment Amount (the "Cash Calculation").

         (iii) After Purchaser's receipt of the Cash Calculation, the Cash Adjustment Amount shall be finalized by utilizing the same procedures and mechanics used to finalize Working Capital pursuant to Sections 2.4(b)(iv) and (v) above.

         (iv) If the Cash Adjustment Amount as finally determined pursuant to
         Section 2.4(d)(iii) above is greater than the Estimated Cash Adjustment Amount, then Purchaser shall submit a claim for such excess against the PPA Amount, if any, then being held pursuant to the Escrow Agreement. If the PPA Amount is insufficient to cover the amounts due under this
         Section 2.4(d)(iv), then the Seller Parties shall pay to Purchaser such amounts due under this Section 2.4(d)(iv) and not covered by the PPA Amount. Any payment under this Section 2.4(d)(iv) shall be made within two (2) Business Days after the claim therefor is delivered to Parent in accordance with this Section 2.4(d)(iv).

         (v) If the Cash Adjustment Amount as finally determined pursuant to
         Section 2.4(d)(iii) above is less than the Estimated Cash Adjustment Amount, then Parent shall submit a claim to Purchaser for the amount equal to the amount by which the Estimated Cash Adjustment Amount is more than the Cash Adjustment Amount. Any payment under this Section 2.4(d)(v) shall be made within two (2) Business Days after the claim therefor is delivered to Purchaser in accordance with this Section 2.4(d)(v).

         (vi) During the preparation of the Cash Calculation and the period of any review or dispute within the contemplation of this Section 2.4(d), each of the Parties shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Cash Calculation or for the resolution of any dispute relating thereto.

                  6. Each of Sections 3.1(a) and 3.2(a) of the Purchase Agreement is deleted in its entirety and replaced, in each case, with the phrase "Intentionally Omitted."

                  7. Section 3.1(b) of the Purchase Agreement is deleted and replaced with the following:

         (b) The Order of the Bankruptcy Court approving the terms and conditions of this Agreement, entered August 30, 2005, shall be a Final Order;

                  8. Section 4.1 of the Purchase Agreement is deleted and replaced with the following:

         4.1. Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania at 10:00 a.m., Philadelphia time, on September 12, 2005, or, if any of the conditions to Closing set forth in Article III below (as amended by the Second Amendment) have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, one (1) Business Day following the satisfaction or waiver of such conditions (the "Closing Date"). Notwithstanding anything contained herein to the contrary, the Closing shall be effective for all purposes as of 12:01 a.m. Philadelphia time, on the Closing Date.

                  9. The phrase "Section 3.2(a) and" contained in Section 4.2(d) of the Purchase Agreement is deleted.

                  10. Section 4.2(e) of the Purchase Agreement is deleted and replaced with the following:

         (e) all outstanding stock certificates of Risk Management Alternatives International Limited and Risk Management Alternatives International Corp. Canada (collectively, the "Foreign Subsidiaries") which are being sold hereunder together with duly executed stock powers in blank; provided, that a duly executed Certificate of Lost Instrument may be provided in lieu of any stock certificate and its related stock power;

                  11. Section 5.19 of the Purchase Agreement is deleted and replaced with the following:

         5.19. Client Trust Accounts Sufficient. The cash assets held in Client Trust Accounts are sufficient to satisfy the amounts due to clients from the Client Trust Accounts and, as of the close of business on August 31, 2005, all of Seller Parties' clients will have been paid in full or the cash assets held in Client Trust Accounts will be sufficient to satisfy all amounts due to clients from the Client Trust Accounts as of such time.

                  12. Section 9.1 of the Purchase Agreement shall be amended by adding the following as the new subsection (c) thereof:

         (c) Between the date of the Second Amendment and the Closing, Parent and the Subsidiaries shall allow Purchaser and its authorized representatives access to all levels of the Seller Parties' organization and will assist Purchaser in commencing any required programming related to the transition of letter production to PSC, the implementation of SOUNDBYTE, the conversion of FACS and CUBS and other similar projects; provided, however, that Purchaser agrees that (i) the scope of any of the foregoing projects shall be limited to Purchaser's preparation for the implementation of these projects following the Closing, and shall not extend to the actual implementation of the same prior to the Closing and (ii) these projects cannot unreasonably interfere with the normal duties of the Seller Parties' personnel.

                  13. Section 9.2 of the Purchase Agreement shall be amended by adding the following as the last sentence thereof:

         From the date of the Second Amendment through the Closing, the Seller Parties shall apply settlement practices and policies related to portfolio collections in respect of the Accounts on a basis consistent with past practice.

                  14. Section 9.10 of the Purchase Agreement shall be amended by adding the following as the new subjection (k) thereof:

         (k) On or prior to September 1, 2005, the Seller Parties will complete their performance-based staffing rationalization with respect to their collections operations (such rationalization will result in the termination of 93 employees (such employees, the "Covered Employees"), will be based on the Seller Parties' historical earned revenue threshold of $4,000 or more per month per employee). The Seller Parties shall incur all severance obligations related to the termination of the Covered Employees. If, prior to effecting the terminations of the Covered Employees, Purchaser desires to remove an employee from the category of Covered Employees or, conversely, include further staff reductions, then Purchaser will provide such information to the Seller Parties for their consideration. If the Seller Parties agree to not terminate any Covered Employee or, conversely, agree at Purchaser's request to further staff reductions above and beyond the Covered Employees, then Purchaser will pay the cost of any severance or related liabilities incurred in connection therewith (including the funding of any related administrative claim made against any Seller Party).

                  15. Section 9.14 of the Purchase Agreement shall be amended by adding the following as the new subjection (c) thereof:

         (c) The Seller Parties will fund up to $100,000 toward any negotiated settlement with Qwest relating to collection services provided by the Seller Parties to Qwest and long-distance services provided by Qwest to the Seller Parties (it being understood that Purchaser shall use best efforts to minimize the actual amount of the Seller Parties' obligation hereunder). To implement the foregoing, the Seller Parties shall transfer the applicable amount to an account designated in a writing delivered to the Seller Parties by Purchaser, such writing to be delivered together with evidence of the effectiveness of the negotiated settlement. The foregoing obligation of the Seller Parties shall expire on September 30, 2005.

                  16. A new Section 9.15 shall be added to the Purchase Agreement as follows:

         9.15. Trust Accounts. Purchaser shall have available on or prior to August 31, 2005 a parallel trust account for each trust account utilized by the Seller Parties. Effective as of 12:01 a.m. on September 1, 2005, the Seller Parties shall thereafter and through the Closing deposit all funds collected on behalf of any client into the applicable parallel trust account established by Purchaser. Between 12:01 a.m. on September 1, 2005 and the Closing, the Purchaser shall administer the funds in the parallel trust accounts and, in connection therewith, assist the Seller Parties as reasonably requested by such Seller Parties in making any required remittances of any funds therein (including the fronting by Purchaser of any necessary "float" payments relating thereto). The parties have agreed to this Section 9.15 for the purpose of simplifying the Closing procedures and otherwise ensuring a successful transition to Purchaser of the business of the Seller Parties. Purchaser expressly agrees that any funds deposited into any parallel trust account by any Seller Party prior to the Closing Date shall be deemed held in escrow by Purchaser for the benefit of the Seller Parties, with full legal and economic ownership thereof transferring to Purchaser only at the Closing. In addition, the Seller Parties shall use Commercially Reasonable Efforts to support the Purchaser's efforts to resolve any remittances from prior to 12:01 a.m. on September 1, 2005 where checks have not cleared or wires have been returned. Notwithstanding anything to the contrary herein or in any schedule hereto, Purchaser shall not acquire any of the Seller Parties' Client Trust Accounts (including any Excess Trust Cash therein) and such Client Trust Accounts shall be Excluded Assets hereunder.

                  17. The following definitions shall be added to Annex B to the Purchase Agreement in the appropriate alphabetical order:

         "Cash Adjustment Amount" means the result (positive or negative) of (x) all cash actually received by the Seller Parties during the period from 12:01 a.m. on September 1, 2005 until the Closing that is generated by any Acquired Asset (including all collections on Accounts and trade receivables collections) or related to items on the Closing Statement (as such may be revised by the Final Closing Statement) minus (y) all cash paid by the Seller Parties during the period from 12:01 a.m. on September 1, 2005 until the Closing related to expenses incurred for normal course operations of the business (including payroll, operating expenses and lease payments) from 12:01 a.m. on September 1, 2005 until the Closing or related to items on the Closing Statement (as such may be revised by the Final Closing Statement). For the avoidance of doubt, the phrase "normal course operations" as used in clause (y) of the preceding sentence does not relate to expenses incurred as a result of
         (A) tort or personal injury actions, violations of Law or any failure to make timely remittances of funds to clients, unless any such expense is caused by, or incurred at the request or under the direction of, Purchaser or its representatives or (B) the administration of the Seller Parties' bankruptcy proceedings through the Bankruptcy Court. Further, for purposes of both clauses (x) and (y) of the first sentence of this definition, any cash collected on behalf of any client and deposited by the Seller Parties into the applicable parallel trust account established by Purchaser pursuant to Section 9.15 of the Agreement shall be disregarded.

         "Second Amendment" means the Second Amendment and Acknowledgment to Purchase Agreement, dated August 31, 2005, by and among the Seller Parties and Purchaser.

                  18. The definition of "Working Capital" contained in Annex B to the Purchase Agreement shall be amended by adding the following as the last sentence thereof:

         For the avoidance of doubt, all information available up to the date of the determination of Final WC shall be used in quantifying the reserves for "NSF" and "Accounts Receivable" to be included in such determination.

                  19. Schedule 2.2 to the Purchase Agreement shall be amended by adding the following as item (E) thereof:

         (E) All unpaid liabilities and obligations of the Seller Parties arising out of, or accruing in connection with either (x) the normal course operations of the business (including payroll, operating expenses and lease payments) from and after 12:01 a.m. on September 1, 2005 through the Closing or (y) the items on the Closing Statement (as such may be revised by the Final Closing Statement). For the avoidance of doubt, the phrase "normal course operations" as used in clause (y) of the preceding sentence does not relate to liabilities or obligations arising out of, or accruing in connection with (A) tort or personal injury actions, violations of Law or any failure to make timely remittances of funds to clients, unless any such liability or obligation is caused by, or incurred at the request or under the direction of, Purchaser or its representatives or (B) the administration of the Seller Parties' bankruptcy proceedings through the Bankruptcy Court. Further, no prepaid asset created by an unpaid liability or obligation of the type described in this item (E) shall be taken into account for purposes of calculating Final WC.

         B. Acknowledgments

                  1. The Seller Parties have provided satisfactory documentation to Purchaser that their settlement practices and policies related to portfolio collections in respect of the Accounts have, since July 1, 2005, been applied on a basis consistent with past practice.

                  2. The Seller Parties have represented to Purchaser that they have maintained staffing in an effort to avoid further deterioration of their assets and to otherwise comply with Section 9.2 of the Purchase Agreement. In consideration of (1) the above representation and the other representations made herein and (2) the benefits being provided to Purchaser pursuant to this Second Amendment, including the Seller Parties' agreement to (A) provide the access rights described under Section 9.1(c) of the Purchase Agreement, (B) provide the funding to Qwest under Section 9.14(c) of the Purchase Agreement, (C) terminate the Covered Employees on or prior to September 1, 2005, (D) pay all severance costs related to the termination of such Covered Employees and (E) use all information available up to the date of the determination of Final WC for purposes of quantifying the reserves for "NSF" and "Accounts Receivable" to be included in such determination, Purchaser agrees not to assert any breach by any Seller Party of Section 9.2 or otherwise of the Purchase Agreement (and therefore releases any claim or demand in respect of any such purported breach) relating to, arising from or in connection with the Seller Parties' staffing levels or settlement practices and policies related to portfolio collections in respect of the Accounts. Irrespective of the foregoing, the Seller Parties make no admission or acknowledgment whatsoever of any breach of the type described in the preceding sentence and fully reserves its rights under the Purchase Agreement in connection therewith.

                  3. Knowing that Purchaser is relying thereon, the Seller Parties represent and warrant to Purchaser that, if the Closing Date were the date of this Second Amendment, the conditions specified in Section 3.2(a) of the Purchase Agreement (as such Section existed prior to the effectiveness of this Second Amendment) would be fulfilled.

                  4. Knowing that Purchaser is relying thereon, the Seller Parties represent and warrant to Purchaser that, if the Closing Date were the date of this Second Amendment, the conditions specified in Section 3.2(e) of the Purchase Agreement would be fulfilled.

                  5. Knowing that the Seller Parties are relying thereon, Purchaser represents and warrants to the Seller Parties that, as of the date hereof, none of the officers or directors of Purchaser or NCO has any actual knowledge, after reasonable inquiry, of any basis pursuant to which Purchaser could assert that Section 3.2(e) of the Purchase Agreement has not been satisfied.

                  6. Knowing that the Seller Parties are relying thereon, Purchaser represents and warrants to the Seller Parties that, as of the date hereof, none of the officers or directors of Purchaser or NCO has any actual knowledge, after reasonable inquiry, of any basis pursuant to which Purchaser could assert on or prior to the Closing Date that Section 3.2(b) of the Purchase Agreement has not been satisfied.

                  7. If any closing condition set forth in Section 3.1 or
Section 3.2 has not been fully satisfied as of the Closing, such condition shall nonetheless be deemed to have been fully waived by Purchaser if the failure to satisfy such condition is caused by, results from, or arises out of, any action of any Seller Party or Purchaser contemplated by or in furtherance of this Second Amendment, any other action of the Purchaser or its representatives (whether occurring within a facility of a Seller Party or otherwise) or any action of any Seller Party or its representatives undertaken at the request or under the direction of Purchaser or its representatives.

         C. General Provisions

                  1. Except as expressly set forth herein, all of the remaining terms and conditions of the Purchase Agreement shall remain in full force and effect. To the extent of any inconsistency between this Second Amendment and either the Purchase Agreement or the Escrow Agreement, the terms of this Second Amendment shall control.

                  2. This Amendment may be executed and delivered in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                                   * * * * * *

         IN WITNESS WHEREOF, the parties, intending to be legally bound hereby have caused this Second Amendment and Acknowledgment to Purchase Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


RISK MANAGEMENT ALTERNATIVES                    NCOP CAPITAL RESOURCE, LLC
PARENT CORP.

By: /s/ Dennis Cunningham                       By: /s/ Michael J. Barrist
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Michael J. Barrist
    Title: Chairman & CEO                           Title: CEO


RISK MANAGEMENT ALTERNATIVES                    RISK MANAGEMENT ALTERNATIVES
HOLDINGS, INC.                                  INTERNATIONAL LIMITED

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO


RESOURCE RECOVERY CONSULTANTS,                  RMA INTERMEDIATE HOLDINGS
INC.                                            CORPORATION

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO


RMA MANAGEMENT SERVICES, INC.                   RISK MANAGEMENT ALTERNATIVES
                                                INTERNATIONAL CORP. CANADA

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO


NATIONAL REVENUE CORPORATION                    RISK MANAGEMENT ALTERNATIVES,
                                                INC.

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO

RISK MANAGEMENT ALTERNATIVES                    RMA HOLDINGS LLC
PORTFOLIO SERVICES, LLC

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO


PURCHASED PAPER LLC                             RISK MANAGEMENT ALTERNATIVES
                                                SOLUTIONS LLC

By: /s/ Dennis Cunningham                       By: /s/ Dennis Cunningham
    --------------------------                      ---------------------------
    Name: Dennis Cunningham                         Name: Dennis Cunningham
    Title: Chairman & CEO                           Title: Chairman & CEO


                       [SIGNATURE PAGE TO SECOND AMENDMENT
                    AND ACKNOWLEDGMENT TO PURCHASE AGREEMENT]